Exhibit 10.2
CONSULTING AGREEMENT

This Agreement is made effective as of April 1, 2011 (the “Effective Date”) by and between Aware, Inc. (herein referred to as “Aware”) and Edmund C. Reiter (herein referred to as “Consultant”).

WHEREAS, Consultant has experience in Aware’s business operations and is willing to provide services to Aware based on this experience; and

WHEREAS, Aware desires to have Consultant provide consulting services, on the terms and conditions set forth in this Agreement.

THEREFORE, the parties agree as follows:

1.	DESCRIPTION OF SERVICES. Consultant will provide to Aware consulting services relating to Aware’s businesses as reasonably requested by Aware from time to time (“Services”).

2.
PAYMENT.  Aware will pay Consultant for Services performed in the amount of Thirty Two Thousand Dollars ($32,000) per month payable on a monthly basis in arrears. Consultant shall be responsible to remit to the applicable taxing authorities all taxes payable in respect of the fees and other amounts paid by the Aware to Consultant hereunder. Upon termination of this Agreement, payments under this paragraph shall cease.

3.	TERM/TERMINATION. This Agreement shall begin on April 2, 2011 and continue until September 30, 2011. This Agreement may be terminated at any time by mutual agreement between the parties.

4.
RELATIONSHIP OF PARTIES.  It is understood by the parties that Consultant is an independent contractor with respect to Aware, and not an employee of Aware.  Aware will not provide fringe benefits, including health insurance benefits, payroll taxes, paid vacation or other compensated absences, or any other employee benefit, for the benefit of Consultant. . Aware will provide such materials and accesses as reasonably required for the Consultant to perform the Services.

5.
CONFIDENTIALITY.  Consultant will not at any time, either during the term of this Agreement or thereafter, divulge furnish, or make available, either directly or indirectly, to any person, firm, corporation or other party any proprietary or confidential information of Aware.  Such information includes, but is not limited to, business plans, financial plans, strategic alliances, existing and potential customer lists, technical specifications and intellectual property.

6.
INVENTIONS.  Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, formulations, technology, works of authorship (including but not limited to computer programs), trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using Aware’s data or facilities)(collectively, the “Inventions”) which Consultant makes, conceives, reduces to practice, or otherwise acquires during the term of this Agreement (either solely or jointly with others) and which are directly related to Aware’s present or planned services or products, shall be the sole property of Aware and shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for the sole benefit of Aware.  All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by Consultant as works made for hire, with the understanding that Aware shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  Consultant hereby assigns to Aware, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefore, in the United States and elsewhere, relating thereto.  Consultant shall promptly disclose to Aware all such Inventions and shall assist Aware in obtaining and enforcing for its own benefit patents and copyright registrations on such Inventions in all countries.  Upon reasonable request, Consultant shall execute all applications, assignments, instruments and papers and perform all acts, such as the giving of testimony in interference proceedings and infringement suits or other litigation, necessary or desired by Aware to enable Aware and its successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

7.
NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, via facsimile or via United States mail or overnight delivery services.

8.
ENTIRE AGREEMENT.  This Agreement, including any exhibits attached hereto, contains the entire agreement of the parties with respect to the subject matter hereof. There are no other agreements, understandings, covenants, conditions or undertakings, oral or written, express or implied, concerning such subject matter that are not merged herein or superseded hereby.

9.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing, signed by both parties, and attached to this Agreement.

10.	SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.

11.
WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

12.	APPLICABLE LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

Aware, Inc.	Consultant

By: /s./Richard P. Moberg	By: /s/ Edmund C. Reiter

Date: April 1, 2011	Date: April 1, 2011